Exhibit 99.1

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Investor Contact: Ahmed Pasha 703 682 6451

AES Board of Directors Appoints Zhang Guobao to Board

ARLINGTON, Va., December 9, 2011 – The AES Corporation (NYSE: AES) announced today that Mr. Zhang Guobao has been appointed to the AES Board of Directors, effective December 9, 2011.

“Mr. Zhang brings to the AES Board substantial government and electricity industry experience both in China and internationally,” said Philip Odeen, Chairman of the Board of AES. “We believe Mr. Zhang will provide a valuable perspective to our Board.”

Mr. Zhang was nominated to the AES Board by a subsidiary of China Investment Corporation pursuant to a shareholders agreement with AES. He is Vice-Chairman of the Chinese National Development and Reform Commission and recently held the position of Administrator (Minister-Level) of the Chinese National Energy Administration. Mr. Zhang received his Mechanical Engineering Master Degree from Xi’an Jiaotong University.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company with generation and distribution businesses. Through our diverse portfolio of thermal and renewable fuel sources, we provide affordable and sustainable energy to 27 countries. Our workforce of approximately 28,000 people is committed to operational excellence and meeting the world’s changing power needs. Our 2010 revenues were $16 billion and we own and manage $41 billion in total assets. To learn more, please visit www.aes.com.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, those related to future earnings, growth and financial and operating performance. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions. Forecasted financial information is based on certain material assumptions. These assumptions include, but are not limited to, our accurate projections of future interest rates, commodity price and foreign currency pricing, continued normal levels of operating performance and electricity volume at our distribution companies and operational performance at our generation businesses consistent with historical levels, as well as achievements of planned productivity improvements and incremental growth investments at normalized investment levels and rates of return consistent with prior experience.

Actual results could differ materially from those projected in our forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in AES’ filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in AES’ 2010 Annual Report on Form 10-K. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Any Stockholder who desires a copy of the Company’s 2010 Annual Report on Form 10-K dated on or about February 25, 2011 with the SEC may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. A copy of the Form 10-K may be obtained by visiting the Company’s website at www.aes.